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EXHIBIT 2.1



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                            ASSET PURCHASE AGREEMENT

                                 by and between


                             METROWERKS CORPORATION,
       a Texas corporation and a wholly-owned subsidiary of Motorola, Inc.

                                 on the one hand

                                       and


                        APPLIED MICROSYSTEMS CORPORATION,
                            a Washington corporation

                               on the other hand.




                          Dated as of September 3, 2002




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                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of September 3, 2002, by and between Metrowerks Corporation, a Texas corporation and a wholly-owned subsidiary of Motorola, Inc. ("Purchaser"), on the one hand, and Applied Microsystems Corporation, a Washington corporation ("Seller"), on the other hand.

                                    RECITALS

        A. Seller is engaged in the business of designing, developing, manufacturing, marketing, distributing, licensing and selling (i) hardware-enhanced software tools for the design and debugging of embedded systems; (ii) software analysis tools for application software verification, analysis and testing; and (iii) game development tools, including DVD-emulation technology, allowing game developers to optimize games for video gaming consoles (excluding the Excluded Assets (as defined below) the "Business"); and

        B. The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Assets (as defined below) in exchange for cash and the assumption of the Assumed Liabilities (as defined below), all according to the terms and subject to the conditions set forth in this Agreement (the "Transaction").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

        1.1 "Acquisition" shall mean any transaction or series of transactions involving:

               (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Seller is a constituent corporation to such merger, consolidation, share exchange or business combination, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership or voting power of securities representing more than forty percent (40%) of the outstanding voting securities of Seller, or
(iii) in which Seller issues securities representing more than forty percent (40%) of the outstanding voting securities of Seller;

               (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses (including, without limitation, the Business) or assets (including, without limitation, the Assets) that constitute or account for forty percent (40%) or more of the consolidated net revenues, net income or assets of Seller; or

               (c) any liquidation or dissolution of Seller.



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        1.2 "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest from any Person other than Purchaser or its Affiliates contemplating or otherwise relating to any Acquisition.

        1.3 "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with another Person.

        1.4 "Agreement" shall have the meaning set forth in the Preamble.

        1.5 "Allocation Schedule" shall have the meaning set forth in Section
2.7.

        1.6 "Ancillary Agreements" shall mean the Transition Services Agreement and the Conveyance Documents.

        1.7 "Assets" shall have the meaning set forth in Section 2.2.

        1.8 "Assumed Contracts" shall mean only those Contracts listed on
Schedule 1.8, as such schedule may be updated by the Purchaser in its sole discretion through the Closing Date to include Contracts entered into in the ordinary course of business in accordance with the provisions hereof; provided, however, that such schedule shall be updated (without the Purchaser's consent) to include Contracts which are customer purchase orders to the extent that (a) such customer purchase orders do not include extended support obligations and non-ordinary course warranties exceeding $500,000 in the aggregate and (b) such customer purchase orders are entered into in the ordinary course of business in accordance with the provisions hereof.

        1.9 "Assumed Liabilities" shall have the meaning set forth in Section
2.4.

        1.10 "Business" shall have the meaning set forth in Recital A.

        1.11 "Business Records" shall mean any and all books, records, files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Business, the Assets or the Assumed Liabilities; provided, however, that the Business Records shall not include the personnel or employee records of any employees except Key Employees and Prospective New Purchaser Employees who accept Purchaser's offer of employment pursuant to Section 8.3.

        1.12 "Claim Notice" shall have the meaning set forth in Section 11.1(b).

        1.13 "Closing" shall have the meaning set forth in Article III.

        1.14 "Closing Date" shall have the meaning set forth in Article III.

        1.15 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        1.16 "Confidentiality Agreement" shall mean the mutual confidentiality and nondisclosure agreement, dated June 17, 2002, as amended on July 19, 2002, by and between Purchaser and Seller.

        1.17 "Continuing Employee" shall have the meaning set forth in Section 8.3(b).

        1.18 "Contracts" shall mean any and all contracts, instruments, understandings and other arrangements (whether written or oral) which are material to the Business, the Transferred Intellectual Property, the Assumed Liabilities or the Assets (including, without limitation, all such contracts,



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instruments, understandings and other arrangements (whether written or oral)
involving future or existing obligations (contingent or otherwise) of, or future or existing payments to, the Seller in excess of $25,000).

        1.19 "Conveyance Documents" shall have the meaning set forth in Section 9.3(e).

        1.20 "Copyrights" shall have the meaning set forth in Section
4.8(a)(iii).

        1.21 "Declining Employee" shall have the meaning set forth in Section 8.3(b).

        1.22 "Encumbrances" shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.

        1.23 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.24 "Excluded Assets" shall mean the assets of Seller identified on
Schedule 1.24.

        1.25 "Excluded Liabilities" shall have the meaning set forth in Section 2.5.

        1.26 "Governmental Entity" shall mean any court, or any federal, state, municipal, provincial or other governmental or quasi-governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

        1.27 "Holdback Amount" shall have the meaning set forth in Section
2.6(b).

        1.28 "Indemnification Period" shall have the meaning set forth in
Section 11.1(a).

        1.29 "Indemnified Person" shall have the meaning set forth in Section 11.4(a).

        1.30 "Indemnifying Party" shall have the meaning set forth in Section 11.4(a).

        1.31 "Initial Purchase Price" shall have the meaning set forth in
Section 2.6(a).

        1.32 "Intangibles" shall mean goodwill, guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of Seller relating to the Assets, the Assumed Liabilities, the Business (other than any of the foregoing enumerated items relating to the Excluded Assets), provided, however, that "Intangibles" shall not include the Intellectual Property which is not Transferred Intellectual Property.

        1.33 "Intellectual Property" shall have the meaning set forth in Section 4.8(a).

        1.34 "Issued Patents" shall have the meaning set forth in Section 4.8(a)(i).

        1.35 "Key Employees" shall mean those employees listed on Schedule 1.35.

        1.36 "Knowledge" or "Known" shall mean the actual knowledge of any of the officers or directors of a Person, and, in addition, in the case of Seller, the actual knowledge of Dennis Isherwood and Todd Greenwalt.

        1.37 "Laws or Decrees" shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.



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        1.38 "Liability" shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, regardless of whether such liability, indebtedness, obligation, guarantee or endorsement would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

        1.39 "Libra Business" shall mean the business of developing, selling and marketing technology designed to enhance the operation of server farms, including (a) the Intellectual Property formerly held by Reba Technologies, Inc., the predecessor corporation to Libra Networks and (b) the business as proposed to be conducted by Libra Networks.

        1.40 "Libra Networks" shall mean Libra Networks, Inc., a Washington corporation and successor to Reba Technologies, Inc., and a wholly-owned subsidiary of Seller, and Libra Networks, a division of Seller.

        1.41 "Losses" shall mean any loss, demand, action, cause of action, assessment, damage, Liability, claim, cost or expense, including without limitation, interest, penalties and reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto.

        1.42 "Material Adverse Change" shall mean any change that results in a Material Adverse Effect.

        1.43 "Material Adverse Effect" shall mean any material adverse effect on the condition (financial or otherwise), operations, properties or prospects of the Business, Assets, Transferred Intellectual Property or Assumed Liabilities, whether or not occurring in the ordinary course of business, provided that with respect to Seller, none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse
Effect: (a) a change in the market price or trading volume of Seller's common stock; (b) a decline in Seller's revenue, in the third fiscal quarter of the fiscal year in which this Agreement is executed and delivered, by an amount less than fifty percent (50%) of Seller's revenues for the immediately preceding fiscal quarter; or (c) conditions affecting Seller's industry as a whole or the U.S. economy as a whole.

        1.44 "Miscellaneous Assets" shall mean the assets listed on Schedule
1.44 hereto.

        1.45 "Patents" shall have the meaning set forth in Section 4.8(a)(ii).

        1.46 "Patent Applications" shall have the meaning set forth in Section 4.8(a)(ii).

        1.47 "Permits" shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating solely to the Business, the Assets or the Assumed Liabilities.

        1.48 "Permitted Encumbrances" shall mean (a) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, (b) liens for taxes not yet due and payable, and (c) liens identified on Schedule
1.48 hereto.



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        1.49 "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

        1.50 "Prospective New Purchaser Employees" shall mean those employees of Seller listed on Schedule 1.50 hereto to whom Purchaser shall make offers of employment as provided in Section 8.3(b).

        1.51 "Proceeding" shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

        1.52 "Proxy Statement" shall mean the proxy statement to be sent to Seller's shareholders in connection with the Seller Shareholders' Meeting.

        1.53 "Purchase Price" shall have the meaning set forth in Section 2.6.

        1.54 "Purchaser" shall have the meaning set forth in the Preamble.

        1.55 "Purchaser Compliance Certificate" shall have the meaning set forth in Section 9.2(a).

        1.56 "Purchaser Indemnifiable Losses" shall have the meaning set forth in Section 11.2(a).

        1.57 "Purchaser Indemnitees" shall mean (a) Purchaser, (b) Purchaser's Affiliates, or (c) the officers, directors, employees, agents, attorneys, accountants and advisors of Purchaser or any such Affiliate.

        1.58 "Quality Standards" shall have the meaning set forth in Section
6.9.

        1.59 "Related Party" shall mean the following persons: (a) each individual who is an officer or director of Seller; (b) any nominee for election as a director of Seller; (c) any security holder of Seller who is known to Seller to own of record or beneficially more than five percent (5%) of any class of Seller's voting securities; and (d) any member of the immediate family of any of the individuals referred to in clauses (a) through (c) above.

        1.60 "Required Seller Shareholder Vote" shall have the meaning set forth in Section 4.2.

        1.61 "Restricted Period" shall have the meaning set forth in Section
8.5.

        1.62 "SEC" shall mean the United States Securities and Exchange Commission.

        1.63 "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.64 "Seller" shall have the meaning set forth in the Preamble.

        1.65 "Seller Board Recommendation" shall have the meaning set forth in
Section 6.7(b).

        1.66 "Seller Compliance Certificate" shall have the meaning set forth in
Section 9.3(a).

        1.67 "Seller Financial Statements" shall have the meaning set forth in
Section 4.6.

        1.68 "Seller Indemnifiable Losses" shall have the meaning set forth in
Section 11.3(a).



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        1.69 "Seller Indemnitees" shall mean (a) Seller, (b) Seller's
Affiliates, or (c) the officers, directors, employees, agents, attorneys, accountants and advisors of Seller or any such Affiliate.

        1.70 "Seller SEC Documents" shall have the meaning set forth in Section 4.6.

        1.71 "Seller Representative" shall have the meaning set forth in Section 6.5(a).

        1.72 "Seller Shareholders' Meeting" shall have the meaning set forth in
Section 6.7(a).

        1.73 "Seller Triggering Event." A "Seller Triggering Event" shall be deemed to have occurred if: (a) the board of directors of Seller shall have failed to recommend that Seller's shareholders vote to approve this Agreement, or shall have withdrawn or modified in a manner adverse to Purchaser the Seller Board Recommendation; (b) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation or a statement to the effect that the board of directors of Seller has determined and believes that the Acquisition is in the best interests of Seller's shareholders; (c) the board of directors of Seller shall have approved or recommended any Acquisition Proposal; (d) Seller shall have entered into any letter of intent, preliminary agreement or similar document relating to any Acquisition Proposal; or (e) Seller or any Seller Representative shall have violated any of the restrictions set forth in Section 6.5.

        1.74 "Substitute Prospective New Purchaser Employee" shall have the meaning set forth in Section 8.3(b).

        1.75 "Superior Proposal" shall mean a written bona fide Acquisition Proposal which the board of directors of Seller determines, in good faith (after consultation with, and receipt of advice from, an outside financial advisor of nationally-recognized reputation and counsel and after considering all terms and conditions of such Acquisition Proposal, including the likelihood and timing of its consummation), would result in a transaction more favorable from a financial point of view than the Transaction.

        1.76 "Tangible Assets" shall mean the tangible assets, equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery and office furnishings listed on
Schedule 1.76.

        1.77 "Tax" shall mean any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity.

        1.78 "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

        1.79 "Third Party Claim" shall have the meaning set forth in Section
11.4.

        1.80 "Third Party Proprietary Assets" shall have the meaning set forth in Section 4.8(c).

        1.81 "Trademarks" shall have the meaning set forth in Section
4.8(a)(iv).

        1.82 "Trade Secrets" shall have the meaning set forth in Section 4.8(a)(v).

        1.83 "Transaction" shall have the meaning set forth in Recital B.



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        1.84 "Transferred Intellectual Property" shall mean all Intellectual
Property used, related to or otherwise necessary to conduct the Business as presently conducted and all physical or electronic embodiments of such Intellectual Property in Seller's possession, custody or control, but shall not include Intellectual Property that is an Excluded Asset.

        1.85 "Transferred Inventory" shall mean the inventory set forth on
Schedule 1.85, but excluding any such inventory relating to any of the following Assumed Contracts for which consent to assignment is required but not obtained at or prior to Closing: (a) that certain Development Manufacturing, Supply and Distribution Agreement between the Seller and Nintendo Co Ltd., dated March 2000, and (b) that certain Xbox Component Purchase Agreement between the Seller and Microsoft Corporation, dated December 19, 2000.

        1.86 "Transition Services Agreement" shall have the meaning set forth in
Section 8.7.

                                   ARTICLE II
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

        2.1 Purchase and Sale of Assets; Assumption of Assumed Liabilities.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:

                          (i) Seller agrees to sell, assign, transfer, convey
and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances except Permitted Encumbrances;

                          (ii) Seller agrees to assign to Purchaser, and
Purchaser agrees to assume from Seller, the Assumed Liabilities;

                          (iii) Except as set forth in Section 2.8, Seller
agrees to assign to Purchaser, and Purchaser shall assume from Seller, all of Seller's rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto in accordance with the provisions hereof.

               (b) In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good and marketable title to all of the Assets to Purchaser. Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date at the location and by such means as are reasonably designated by Purchaser, and Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser good and marketable title to the Assets. Additionally, at the request of Purchaser, Seller shall use its commercially reasonable efforts to convey any foreign Assets to be conveyed to Purchaser pursuant to the Transaction to a designated Affiliate of Purchaser pursuant to such Conveyance Documents as necessary to effectuate such conveyances.

        2.2 Assets. As used in this Agreement, the term "Assets" means, collectively, all right, title and interest, in and to the following:

               (a) All Transferred Intellectual Property;



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               (b) All rights and benefits of Seller in existence on the Closing
Date or arising from and after the Closing Date under the Assumed Contracts;

               (c) All Transferred Inventory;

               (d) All Tangible Assets;

               (e) All Business Records; provided, however, that Seller shall be permitted to retain one (1) copy thereof;

               (f) All Intangibles;

               (g) All Permits to the extent transferable by Seller; and

               (h) All Miscellaneous Assets.

        2.3 Excluded Assets. Seller shall retain all of its right, title and interest in and to, and Purchaser shall not acquire any interest in, the Excluded Assets.

        2.4 Assumption of Liabilities. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Seller and to thereafter pay, perform and otherwise discharge according to their terms all of the following Liabilities of Seller (the "Assumed Liabilities"):

               (a) All Liabilities arising under the Assumed Contracts (other than any Assumed Contract for which a consent for the effective assignment and assumption by Purchaser of such Assumed Contract is required but not obtained), but in any case only to the extent that:

                      (i) such Liabilities (A) arise after the Closing Date, (B) constitute warranty, repair, support and code test installation obligations, and
(C) arise under the express terms of such Assumed Contracts, or

                      (ii) such other Liabilities (A) arise after the Closing Date, (B) do not arise from or relate to any breach by Seller of any provision of any such Assumed Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Assumed Contracts.

               (b) The Liabilities identified on Schedule 2.4.

        2.5 Liabilities Not Assumed. Purchaser shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to discharge and indemnify and hold Purchaser harmless for all Liabilities other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

        2.6 Purchase Price. In consideration for the purchase of the Assets and Seller's covenant not to compete contained in Section 8.5, Purchaser shall assume the Assumed Liabilities pursuant to Section 2.4 and shall pay to Seller the sum of Three Million Seven Hundred Eighty Four Thousand and Four ($3,784,004) U.S. Dollars ($3,300,000 plus $584,004 (i.e., value of certain purchased Transferred Inventory ), less $200,000 (i.e., the cost of existing support obligations under Contracts where Seller has



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recorded or deferred revenue on or prior to the Closing Date) plus $100,000
(i.e. value of certain Tangible Assets)) less any amounts deducted under Section
6.9 less any Deducted Amounts plus any Additional Amounts (the "Purchase Price"), payable as follows:

               (a) The Purchase Price less $500,000, payable in cash at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller prior to the Closing (such amount, the "Initial Purchase Price"); and

               (b) Five Hundred Thousand U.S. Dollars ($500,000), subject to downward adjustment in accordance with Article XI hereof, payable in cash upon the expiration of the Indemnification Period by wire transfer of immediately available funds to an account designated in writing by Seller prior to such payment date (such amount, the "Holdback Amount").

               (c) For purposes of this Section 2.6, "Additional Amounts" and "Deducted Amounts" shall have the meanings set forth on Schedule 2.6.

        2.7 Allocation. Seller and Purchaser shall cooperate in good faith in the preparation of a joint schedule (the "Allocation Schedule") allocating the Purchase Price (including the Assumed Liabilities) among the assets and Seller's covenant not to compete contained in Section 8.5. If Seller and Purchaser are able to agree upon the Allocation Schedule within 60 days following the Closing Date, Seller and Purchaser shall each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Seller and Purchaser are unable to complete the Allocation Schedule within 60 days following the Closing Date, each of Seller and Purchaser may file IRS Form 8594 and any federal, state, local and foreign tax returns, allocating the aggregate consideration (including the Assumed Liabilities) among the Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Code. Neither party shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with such allocation.

        2.8 Assignment of Seller's Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any asset, contract, claim, right or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such asset, contract, claim, right or other agreement would constitute a breach or other contravention thereof or affect in any way adversely the rights of Seller thereunder.

                                   ARTICLE III
                                   THE CLOSING

        The consummation of the Transaction will take place at a closing to be held at the offices of Gray Cary Ware & Freidenrich LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington (the "Closing") on the date three (3) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the "Closing Date").

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as otherwise set forth in the Seller Disclosure Schedule, attached hereto as Schedule IV, the following representations and warranties are made by Seller as set forth below:



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        4.1 Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Washington. Seller is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed, except in states which the failure to qualify, in the aggregate, would not have a Material Adverse Effect.

        4.2 Authorization. This Agreement and the Ancillary Agreements have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or upon their execution and delivery hereunder will constitute, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Seller has all requisite power and authority to execute, and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to execute and deliver the Ancillary Agreements and to carry out the transactions contemplated herein and therein. All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of the Agreement and the Ancillary Agreements, subject only to the approval of the Transaction and this Agreement by Seller's shareholders as contemplated by Section 6.7. The affirmative vote of the holders of a majority of the shares of common stock of Seller outstanding on the record date for the Seller Shareholders' Meeting called pursuant to Section 6.7 (the "Required Seller Shareholder Vote") is the only vote of the holders of any of Seller's capital stock necessary under applicable Laws or Decrees to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

        4.3 No Conflicts; Consents. The execution and the delivery of this Agreement and the Ancillary Agreements do not, and the consummation or performance by Seller of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, contravene, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or give any party a right to terminate, accelerate, declare a default under or cancel any provision of, (a) the Articles of Incorporation or Bylaws of Seller or any resolutions adopted by the shareholders, board of directors or any committee of the board of directors of Seller, (b) any Contract listed on Schedule 4.9(a) , except for a non-material breach of, default under, or violation of any such Contract, or (c) any Law or Decree applicable to Seller. Except for consents, authorizations, filings, approvals and registrations required under any applicable Law or Decree which, if not obtained or made, would not have a Material Adverse Effect and would not prevent or materially alter or delay the Transaction, no consent of any third party or any Governmental Entity is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements.

        4.4 Title to Assets; Sufficiency and Condition of Assets. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good and marketable title, and all Seller's right and interest in and to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Business in the manner in which the Business has been conducted by Seller and is currently proposed by Purchaser to be conducted. The Transferred Inventory purchased by Purchaser is (a) free of any material defect or deficiency and (b) in good, usable and currently marketable condition. All inventory sold by Seller related to warranty, repair, support and code test installation obligations to be assumed pursuant to Section 2.4 was, at the time such inventory was sold by Seller, (a) free of any material defect or deficiency and (b) in good, usable and currently marketable condition. All of the tangible assets, equipment and fixed assets listed on Schedule 1.76 are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put to use.

        4.5 Compliance with Laws. Seller is in compliance with all applicable Laws or Decrees with respect to or affecting the Business, the Assets, or the Assumed Liabilities, except for such failure to comply as which would not result in a Material Adverse Effect. Seller is not subject to any order, writ, award, judgment, injunction or decree issued by any Governmental Entity which could impair the ability of Seller to consummate the transactions contemplated herein or which could adversely affect Purchaser's conduct of the Business or its use and enjoyment of the Assets or the Transferred Intellectual Property from and after the Closing Date.

        4.6 SEC Reports; Seller Financial Statements. Seller has made available to Purchaser or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Seller since January 1, 2000, and, prior to the Closing, Seller will have made available to Purchaser or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Seller prior to the Closing Date (collectively, the "Seller SEC Documents"). As of their respective filing dates, none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC Document prior to the date hereof. The financial statements of Seller, including the notes thereto, included in the Seller SEC Documents (the "Seller Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Seller Financial Statements fairly present the consolidated financial condition and operating results of Seller and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Seller's accounting policies except as described in the notes to the Seller Financial Statements.

        4.7 Absence of Certain Changes or Events. Since June 30, 2002, Seller has conducted the Business in the ordinary course consistent with past practices and, without limiting the generality of the foregoing, has not:

               (a) suffered any Material Adverse Change and no condition exists that could be expected to result in a Material Adverse Change;

               (b) suffered any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Change;

               (c) effected any acquisition, sale, transfer, lease or license of the Assets other than in the ordinary course of business and consistent with past practices;

               (d) granted any license with respect to the Transferred Intellectual Property other than in the ordinary course of business and consistent with past practices;

               (e) incurred any Liabilities relating to the Business except in the ordinary course of business and consistent with past practices;

               (f) permitted or allowed any of the Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance) other than in the ordinary course of business, consistent with past practices;

               (g) waived any rights under, amended, terminated, or defaulted under any Contract listed on Schedule 4.9(a);

               (h) with respect to the Business or the Assumed Contracts, incurred any contingent Liability as guarantor or otherwise with respect to the obligations of others, other than in the ordinary course consistent with past practices;

               (i) entered into any transaction or taken any other action with respect to the Business or the Assets outside the ordinary course of business, consistent with past practices; or

               (j) agreed, committed or offered (in writing or otherwise) to take any action described in this Section 4.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Seller contained in this Agreement if such action was taken on or following the date hereof.

        4.8 Intellectual Property.

               (a) For purposes of this Agreement, "Intellectual Property" means:

                      (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                      (ii) all published or unpublished nonprovisional and provisional patent applications, continuations, continuations-in-part, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                      (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                      (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and all goodwill associated therewith (collectively, "Trademarks");

                      (v) all technology, ideas, inventions, improvements, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software (including all source code and object code) and processes (collectively, "Trade Secrets"); and

                      (vi) (A) all industrial designs and any registrations and applications therefor throughout the world, (B) all databases and data collections and all rights therein throughout the world, (C) all financial, marketing and business data, pricing and cost information, business plans, marketing plans and customer and supplier lists and information, (D) all documentation related to any of the foregoing throughout the world, and (E) all marketing information and content relating to the Business (excluding general content regarding the Business) on Seller's or its Affiliates' web sites.

               (b) Except with respect to Third Party Proprietary Assets (defined below), Seller owns all right, title and interest in and has legally enforceable rights to use and exploit without limitation all Transferred Intellectual Property, free and clear of all claims and Encumbrances (including without limitation exclusive distribution rights granted to third parties). No Person other than Seller has any right, claim or interest in or with respect to any such Transferred Intellectual Property. There is no unauthorized use, disclosure or misappropriation of the Transferred Intellectual Property by any employee or, to Seller's Knowledge, former employee of Seller or to Seller's Knowledge, by any other third party.

               (c) Schedule 4.8(c) sets forth all Patents, Trademarks, registered Copyrights currently used in the Business. The Intellectual Property licensed to Seller under the Contracts set forth on Schedule 4.8(c) constitute all of the Transferred Intellectual Property that is used or otherwise exploited in connection with the Business and owned by a third party, excluding "off the shelf" or other like software that is widely available through regular commercial distribution channels on standard terms and conditions) (collectively, the "Third Party Proprietary Assets"). The Contracts set forth on
Schedule 4.8(c) constitute all Contracts pursuant to which Seller is authorized to use or otherwise exploit such Third Party Proprietary Assets. Seller has legally enforceable rights to use all Third-Party Proprietary Assets in the manner in which such Third Party Proprietary Assets have been (and are being) used in connection with the Business free and clear of all claims and Encumbrances (including without limitation exclusive distribution rights granted to third parties).

               (d) Seller is not in breach of any license, sublicense or other agreement relating to the Transferred Intellectual Property. Except as set forth in Schedule 4.8(d), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement contemplated hereby nor the consummation of the Transaction will contravene, conflict with or result in an infringement on Purchaser's right to own or use any Transferred Intellectual Property, including any licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use in the Business any Intellectual Property owned by any third party.

               (e) To Seller's Knowledge, Seller is not infringing, misappropriating or making unlawful use of any Patents used in the Business owned or used by a third party. Seller is not infringing, misappropriating or making unlawful use of any proprietary asset other than Patents used in the Business owned or used by any third party. Seller has not brought a Proceeding alleging infringement of the Transferred Intellectual Property or breach of any license or agreement involving the Transferred Intellectual Property against any third party.

               (f) Seller has taken commercially reasonably and customary measures and precautions as necessary to protect and maintain the value of all material Transferred Intellectual Property. Except with respect to such Transferred Intellectual Property whose value would be unimpaired by public disclosure, (i) Seller has taken commercially reasonable and customary measures to protect and maintain the confidentiality of all Transferred Intellectual Property (including, implementing and complying with commercially reasonable and customary internal trade secret and confidentiality policies and procedures and appropriately marking or identifying Transferred Intellectual Property as confidential or proprietary), and (ii) except as set forth on set forth on
Schedule 4.8(f), there has been no disclosure by Seller or, to Seller's Knowledge, by any of its customers, distributors or resellers, of Transferred Intellectual Property except pursuant to binding agreements containing confidentiality provisions protecting such Transferred Intellectual Property from unauthorized use or further disclosure.

               (g) With respect to the Transferred Intellectual Property, (i) no Proceeding is pending or, to the Knowledge of Seller, threatened, nor has any claim been made, nor has Seller received any written allegation, notice or statement, which challenges the legality, validity, enforceability or use by Seller of such Transferred Intellectual Property, and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made, in each case in a timely manner.

               (h) All Intellectual Property that is used in or material to (or that relates exclusively to) the Business and that is registered with any Governmental Entity and owned or controlled by Seller is valid and subsisting. The Transferred Intellectual Property does not infringe or conflict with, nor, to Seller's Knowledge, has it ever infringed or conflicted with, any Intellectual Property right of any Person. To the Knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property right of any Person infringes or conflicts with, any Transferred Intellectual Property. The Seller has not received any notice or other communication (in writing or otherwise) that Seller (in connection with the Business) or any of the Transferred Intellectual Property has infringed upon, misappropriated or made unlawful use of any proprietary asset owned or used by any other Person.

               (i) Except as set forth in Schedule 4.8(i) of the Seller Disclosure Schedule, Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the source code for any product related to the Business or any other Transferred Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code for any product related to the Business or any other Transferred Intellectual Property or the release from any escrow of any source code for any product related to the business or any other Transferred Intellectual Property.
Schedule 4.8(i) of the Seller Disclosure Schedule also specifically identifies, as applicable, all Contracts pursuant to which (i) Seller has licensed, authorized or otherwise permitted any third party to use, distribute or otherwise exploit the Transferred Intellectual Property (so called "out-bound" licenses), (ii) any rights with respect to the Transferred Intellectual Property granted on an exclusive basis to or by Seller, (iii) any of the Transferred Intellectual Property has been licensed by Seller other than in connection with the commercial sale or license of Seller's products or services (including, without limitation, any license in connection with the avoidance or settlement of any Proceeding), or (iv) Seller has agreed not to compete or has otherwise agreed not to engage in any business or market or not to solicit business from any entity or class of entities.

               (j) No product related to the Business contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

               (k) Seller has not incorporated into the products related to the Business any software code licensed to Seller under the Gnu General Public License (GPL), the Gnu Lesser General Public License (LGPL), or any other generally available software license that requires the licensee to make the licensed software code available to others in source code form.

               (l) Except as set forth in Schedule 4.8(l), the execution, delivery and performance by Seller of this Agreement, and the consummation of the Transaction will not give rise to any right of any third party to terminate, impair or alter (including without limitation, in each case, by way of licenses triggered by the consummation of the Transaction) any of Seller's rights in and to any Transferred Intellectual Property.

        4.9 Contracts and Arrangements.

               (a) Schedule 4.9(a) hereto contains a true and accurate list of all Contracts. Except for the Contracts, Seller is not a party to or otherwise bound by the terms of any contract, agreement or obligation, written or oral, materially affecting the Assets, the Transferred Intellectual Property, or the Assumed Liabilities. With respect to the Contracts listed on Schedule 4.9(a),
(i) Seller has not and, to Seller's Knowledge, no other Person has, violated or breached, or declared or committed any default under any such Contract; (ii) no event has occurred, and no circumstance or condition exists that is reasonably likely to result in a violation, breach or default by Seller or, to Seller's Knowledge, by any other Person of or under any such Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual alleged violation or breach of, or default under, any such Contract; (iv) Seller has not waived any material right under any such Contract; and (v) each of the Contracts is (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles.

               (b) Except as set forth on Schedule 4.9(b) attached hereto, no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts. The Seller does not have any Knowledge of any basis upon which any party to any Assumed Contract may object to (i) the assignment to Purchaser of any right under such Assumed Contract; or
(ii) the delegation to or performance by Purchaser of any obligation under such Assumed Contract.

               (c) Except as set forth in Schedule 4.9(c), no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Assumed Contract or any other term or provision of any such Assumed Contract.

        4.10 Brokers. There is no broker, finder, investment banker or other person, other than Needham & Co., Inc., whose fees are to be paid by Seller, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Seller.

        4.11 Litigation. There are no Proceedings or, to Seller's Knowledge, investigations, pending before any Governmental Entity or, to Seller's Knowledge, threatened or reasonably expected, against Seller (a) relating to the Business, the Assets, the Assumed Liabilities or the Transferred Intellectual Property, (b) which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which either Seller is or will be a party, or any of the transactions contemplated herein or therein or (c) which might be reasonably expected to have a Material Adverse Effect on Seller. Seller is not a party to or subject to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Business, or any of the Assets or the Assumed Liabilities.

        4.12 Insurance. Seller maintains insurance policies relating to the Business providing coverage sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. All of such policies are in full force and effect, and Seller is not in default with respect to any material provision of any of such policies. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

        4.13 Taxes.

               (a) Seller has, in respect of the Business and the Assets, (i) filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable, (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid in respect of the Business and the Assets, (iii) all monies required to be withheld by Seller from employees for income taxes and social security and other payroll taxes have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business, (iv) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and (v) on or after the Closing Date, pursuant to any agreement or arrangement entered into by Seller on or prior to the Closing Date, Purchaser will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (b) None of the Assets (i) is subject to any lien arising in connection with any failure or alleged failure to pay any Taxes, (ii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code,
(iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iv) is "tax-exempt bond financing property" within the meaning of Section 168(g)(5) of the Code, (v) is "limited use property" within the meaning of Revenue Procedure 76-30 or (vi) will be treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code. The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law. Seller is not a person other than a United States person within the meaning of the Code.

        4.14 Employee Matters.

               (a) Schedule 4.14(a) of the Seller Disclosure Schedule accurately sets forth, with respect to each Key Employee and each Prospective New Purchaser Employee, (i) the name of such employee, (ii) the number of hours of sick-time which such employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof, (iii) the number of hours of vacation time which such employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof, and (iv) a general description of any health, dental, vision, disability, life insurance and similar employee benefits available to such employee.

               (b) Except as set forth on Schedule 4.14(b), and except as required under applicable Laws, no Key Employee or Prospective New Purchaser Employee is entitled to severance pay or other benefits following termination of such individual's employment with Seller.

               (c) To the Knowledge of Seller, no Key Employee or Prospective New Purchaser Employee (i) has received an offer to join a business that may be competitive with the Business, (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract with any Person (other than Seller) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Business, or (iii) has indicated that he or she does not intend to accept employment with Purchaser.

               (d) Schedule 4.14(d) of the Seller Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor who has performed any services material to the Business since January 1, 2001.

        4.15 Compliance with the Foreign Corrupt Practices Act.

               (a) Seller has not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether government owned or nongovernment owned), (ii) any political party or official thereof, (iii) any candidate for political or political party office, or (iv) any other Person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate or Person affiliated with such customer, political party or official or political office.

               (b) The Seller has at all times been in compliance with all Laws and Decrees relating to export control and trade embargoes. No product related to the Business sold or service provided by Seller during the last three years has been, directly or, to the Seller's Knowledge, indirectly, sold to or performed on behalf of Afghanistan, Cuba, Iraq, Iran, Libya or North Korea.

               (c) The Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. Section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last three years, Seller has not been a party to, been a beneficiary under or sold any product or performed any service under any Contract under which a product has been sold, directly or, to the Seller's Knowledge, indirectly, to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

        4.16 Ability to Pay Debts. Immediately after giving effect to the consummation of the Transaction (a) Seller will be able to pay its debts as they become due in the usual course of its business, (b) Seller will have assets (calculated at fair value) that exceed its debts, and (c) taking into account all pending and, to Seller's Knowledge, threatened litigation, no final judgment against Seller in actions for money damages is reasonably anticipated to be rendered at a time when, or in an amount such that, Seller will be unable to satisfy any such judgment promptly in accordance with its terms as well as all other obligations of Seller.

        4.17 Related Party Transactions. No Related Party has any direct or indirect interest of any nature in any of the Assets or any assets relating to the Business. Since January 1, 2001, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transactions or business dealing of any nature involving the Business. No Related Party is competing, or has at any time since January 1, 2001 competed, directly or indirectly, with the Business. To Seller's Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against or with respect to the Business.

        4.18 Accuracy of Material Facts; Copies of Materials. No representation, warranty or covenant of Seller contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. Seller has made available to Purchaser complete and accurate copies of each Contract. Seller has delivered or, by Closing, will deliver, accurate and complete copies of all Patents, Patent Applications (including for those inventions for which Seller is in the course of preparing or having applications prepared), and applications for or to register Trademark or Copyrights, comprising the Transferred Intellectual Property, together with all prosecution file history and other documentation with respect thereto that is reasonably necessary for Purchaser to file, prosecute and maintain such applications and registrations.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as otherwise set forth in the Purchaser Disclosure Schedule, attached hereto as Schedule V, Purchaser hereby represents and warrants to Seller that:

        5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its businesses as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed, except in such jurisdictions in which failure to be so qualified or licensed would not have a material adverse effect on Purchaser.

        5.2 Power, Authorization and Validity. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by the board of directors of Purchaser. No authorization or approval, governmental or otherwise, is necessary in order to enable Purchaser to enter into and to perform the terms of this Agreement or the Ancillary Agreements. This Agreement is, and the Ancillary Agreements, when executed and delivered by Purchaser shall be, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.

        5.3 No Conflict; Consents. The execution and the delivery of this Agreement and the Ancillary Agreements do not, and the consummation or performance by Purchaser of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, contravene, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or give any party any right to terminate, accelerate or cancel any provision of, (a) the charter documents of Purchaser as currently in effect or any resolutions adopted by the shareholders, the board of directors or any committee of the board of directors of Purchaser,
(b) any material agreement, instrument, contract or understanding to which Purchaser is a party or by which Purchaser or any of its properties is bound, or
(c) any Law or Decree applicable to Purchaser. Except for consents, authorizations, filings, approvals and registrations required under any applicable Law or Decree which, if not obtained or made, would not have a material adverse effect on Purchaser and would not prevent or materially alter or delay the Transaction, no consent of any third party or any Governmental Entity is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

        5.4 Litigation. There are no Proceedings or investigations, pending or threatened against Purchaser before any Governmental Entity which questions or challenges the validity of this Agreement or any of the Ancillary Agreements, or any of the transactions contemplated herein or therein.

        5.5 Brokers. There is no broker, finder, investment banker or other person whose fees are to be paid by Purchaser, who would have any valid claim against Seller for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by Purchaser.

        5.6 Purchase Price. Purchaser has, or will have as of the Closing Date, adequate financial resources to consummate the transactions contemplated hereby and to deliver to Seller the Purchase Price.

        5.7 Accuracy of Material Facts. No representations, warranty or covenant of Purchaser contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances in which such statement were made.

                                   ARTICLE VI
                         PRE-CLOSING COVENANTS OF SELLER

        6.1 Conduct of Business.

               (a) During the period on and from the date of this Agreement through and including the Closing Date, Seller will (i) conduct the Business in the ordinary course consistent with past practices, (ii) use its reasonable commercial efforts to retain Seller's employees employed in the Business and designated as Key Employees or Prospective New Purchaser Employees, (iii) except as otherwise provided in this Agreement, use its reasonable commercial efforts to maintain and preserve intact relationships with all suppliers, customers, landlords, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Business, and (iv) use its reasonable commercial efforts promptly to repair, restore or replace any assets related to the Business that are destroyed or damaged.

               (b) Notwithstanding the foregoing, during the period on and from the date of this Agreement through and including the Closing Date, Seller will not without the prior written consent of Purchaser:

                      (i) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Assets;

                      (ii) sell, dispose of or license any of the Assets to any Person, except Inventory in the ordinary course of business, consistent with past practices;

                      (iii) enter into any material contract relating to the Business, or amend, terminate or waive any right under any Assumed Contract;

                      (iv) take any action or allow any action to be taken that has a reasonable likelihood of diminishing in any material respect the value of the Assets or interfere in any material respect with Purchaser's operation of the Business after the Closing;

                      (v) declare or pay any bonus or declare or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, or other compensation or remuneration payable to, or accelerate any benefits available to, any of the Key Employees or Prospective New Purchaser Employees outside the ordinary course of business, consistent with past practices or pursuant to existing contractual arrangements existing as of the date of this Agreement;

                      (vi) make any Tax election or take any action or allow any action to be taken that is reasonably likely to prejudice any future Tax elections related to the Assets;

                      (vii) commence or settle any Proceeding relating to the Business;

                      (viii) fail to maintain the Tangible Assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear; or

                      (ix) agree to do any of the things described in the preceding clauses of this Section 6.1(b).

        6.2 Access to Information. Until the Closing, Seller will allow Purchaser and its agents reasonable access upon reasonable notice and during normal working hours to the Business Records and facilities relating to the Assets, the Assumed Liabilities and the Business. Until the Closing, Seller shall cause its accountants to cooperate with Purchaser and its agents in making available all relevant financial information requested with respect to the Assets, the Assumed Liabilities and the Business.

        6.3 Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts. Seller will use its reasonable commercial efforts to obtain the consents of any third parties or Governmental Entities necessary for (a) the effective assignment to and assumption by Purchaser of the Assumed Contracts, and (b) the consummation of the Transaction and the other transactions contemplated hereby or by the Ancillary Agreements. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser. To the extent that any Assumed Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, or thereunder, if such assignment or attempted assignment would constitute a breach thereof until the necessary consents are obtained. To the extent permitted by applicable law, in the event consents to the assignment of the Assumed Contracts are not obtained by Seller as of the Closing, such Assumed Contracts shall be held, as and from the Closing Date, by Seller in trust for Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in Seller's respective name and all benefits and obligations existing thereunder shall be for Purchaser's account; provided, however, that such performance by Purchaser shall be contingent on the passing of all benefits of such Assumed Contracts to Purchaser. Seller shall not amend, terminate or waive any right under any such Assumed Contract. Seller shall take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Assumed Contracts and to effect collection of money or other consideration to become due and payable under the Assumed Contracts, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Assumed Contracts.

        6.4 Satisfaction of Conditions Precedent. Seller will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

        6.5 No Solicitation.

               (a) During the period from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article XII, Seller shall not directly or indirectly, and shall not authorize or permit any director, officer, employee, advisor (including, without limitation, any investment bankers, attorneys or accountants) or agent of Seller (each, a "Seller Representative") directly or indirectly to, (i) solicit, initiate, intentionally encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal, (ii) subject to the terms of the immediately following sentence, participate in any negotiations regarding an Acquisition Proposal, furnish to any Person any nonpublic information regarding Seller to any Person in connection with or in response to an Acquisition Proposal, or take any other action that could reasonably be expected to lead to an Acquisition Proposal, (iii) subject to the terms of the immediately following sentence, approve, endorse or recommend any Acquisition Proposal, or (iv) subject to the terms of the immediately following sentence, enter into any letter of intent, preliminary agreement or similar document contemplating or otherwise relating to any Acquisition. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Required Seller Shareholder Vote, this Section 6.5(a) shall not prohibit Seller from furnishing nonpublic information regarding Seller to, or entering into or facilitating or encouraging discussions with or negotiations with, any Person in response to an unsolicited proposal reasonably expected to result in a Superior Proposal submitted to Seller by such Person (and not withdrawn); entering into any letter of intent, agreement or similar document with any Person contemplating or otherwise relating to a proposal reasonably expected to result in a Superior Proposal submitted to Seller by such Person (and not withdrawn); or withdrawing or modifying the recommendation of Seller's board of directors that Seller's shareholders vote to approve this Agreement and the Transaction and endorsing or recommending that Seller's shareholders vote to approve a proposal reasonably expected to result in a Superior Proposal submitted to Seller by any Person (and not withdrawn); if (1) neither Seller nor any Seller Representative shall have violated any of the restrictions set forth in this Section 6.5, (2) the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Seller to comply with its fiduciary obligations to Seller's shareholders under applicable Laws or Decree, and Seller notifies Purchaser of such determination of its board of directors and provides Purchaser with a true and complete copy of the Acquisition Proposal, (3) at least three
(3) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Seller gives Purchaser written notice of the identity of such Person and of Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and (4) prior to furnishing any such nonpublic information to such Person, Seller enters into a confidentiality and nondisclosure agreement with such Person on terms at least as restrictive on such Person, taken as a whole, as the Confidentiality Agreement, and Seller furnishes such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously furnished by Seller to Purchaser).

               (b) Seller shall promptly advise Purchaser (and in any event within 24 hours) orally and in writing of any Acquisition Proposal, any request for information reasonably likely to lead to an Acquisition Proposal or any request for nonpublic information relating to Seller (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person prior to Closing.

               (c) Seller shall immediately cease and cause to be terminated any existing discussions, activities or negotiations with any Person that relate to any Acquisition Proposal.

        6.6 Proxy Statement. As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement. Seller shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Seller will use all reasonable efforts to cause the Proxy Statement to be mailed to Seller's shareholders as promptly as practicable. Purchaser shall promptly furnish to Seller all information concerning Purchaser that may be required or reasonably requested in connection with any action contemplated by this Agreement. If any event relating to Seller occurs, or if Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Seller shall promptly inform Purchaser thereof and shall file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the shareholders of Seller. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to comments of the SEC with respect thereto, Seller (a) shall provide Purchaser an opportunity to review and comment on all portions of such document or response that contain information about the Purchaser and (b) shall include in such document or response all comments as reasonably proposed by Purchaser which, in the reasonable judgment of Seller, are required or appropriate to include in such document.

        6.7 Shareholders' Meeting.

               (a) Seller shall take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of Seller's common stock to vote on a proposal to approve this Agreement and the Transaction (the "Seller Shareholders' Meeting"). The Seller Shareholders' Meeting shall be held (on a date selected by Seller in consultation with Purchaser) as promptly as practicable.

               (b) (i) The Proxy Statement shall include a statement to the effect that the board of directors of Seller unanimously recommends that Seller's shareholders vote to approve this Agreement and the Transaction at the Seller Shareholders' Meeting (the unanimous recommendation of Seller's board of directors that Seller's shareholders vote to adopt this Agreement being referred to as the "Seller Board Recommendation"); and (ii) except pursuant to and in compliance with Section 6.5(a), the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by the board of directors of Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Purchaser shall be adopted or proposed.

        6.8 Advise of Changes. Seller will promptly notify Purchaser in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate to the extent that the condition set forth in Section 9.3(a) shall not be satisfied. No such notification under this Section 6.8 shall be deemed to amend or supplement the Seller Disclosure Schedule for the purpose of determining the accuracy of any representation, warranty or statement in this Agreement (for the purposes of Article XI or otherwise) unless the Closing occurs, in which case such notification shall be deemed to amend the Seller Disclosure Schedule solely as to the matter described therein.

        6.9 Transferred Inventory. For a period between ten (10) and five (5) business days prior to the Closing Date, Purchaser shall be entitled to inspect and perform quality assurance testing on the specific items of Transferred Inventory to ensure that each such item of Transferred Inventory complies with the specifications set forth on Schedule 6.9 (the "Quality Standards"). Subject to the preceding sentence, the inspection and testing shall take place at such times and locations as the parties may reasonably agree. Any specific item of Transferred Inventory that does not meet such Quality Standards may, at the Purchaser's sole option, be removed from the schedule of Transferred Inventory and the Initial Purchase Price may be correspondingly reduced by the book value of such item; provided, however, that Seller shall be allowed five (5) business days to cure any non-compliance with the Quality Standards to the reasonable satisfaction of Purchaser prior to any such reduction in the Initial Purchase Price.

                                   ARTICLE VII
                       PRE-CLOSING COVENANTS OF PURCHASER

        7.1 Advise of Changes. Purchaser will promptly notify Seller in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate to the extent that the condition set forth in Section 9.2(a) shall not be satisfied. No such notification under this Section 7.1 shall be deemed to amend or supplement the Purchaser Disclosure Schedule for the purpose of determining the accuracy of any representation, warranty or statement in this

Agreement (for the purposes of Article XI or otherwise) unless the Closing occurs, in which case such notification shall be deemed to amend the Purchaser Disclosure Schedule solely as to the matters described therein.

        7.2 Satisfaction of Conditions Precedent. Purchaser will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

                                  ARTICLE VIII
                                MUTUAL COVENANTS

        8.1 Confidentiality and Publicity. The parties acknowledge that the Confidentiality Agreement is binding upon the parties hereto and in full force and effect, except to the extent that the provisions hereof supersede provisions to similar effect contained in the Confidentiality Agreement. The terms of the Confidentiality Agreement (exclusive of such superseded provisions) are incorporated in this Agreement by this reference.

        8.2 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall use its respective reasonable commercial efforts to (a) make all necessary filings with respect to the Transaction and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (b) make appropriate filings with federal, state, provincial or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith and (c) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.

        8.3 Employment Matters.

               (a) Key Employees. At or prior to the Closing Date, Purchaser shall use its reasonable commercial efforts to enter into appropriate employment documentation with each of the Key Employees, customary in scope and nature for similarly situated employees of Purchaser. Seller agrees to use its reasonable commercial efforts to retain the Key Employees, and shall notify Purchaser promptly if, notwithstanding the foregoing, any Key Employee submits a resignation to terminate employment or terminates employment prior to the Closing Date.

               (b) Prospective New Purchaser Employees. At or prior to the Closing Date, an offer of employment shall be made by Purchaser to each of the Prospective New Purchaser Employees. Each such Prospective New Purchaser Employee will be offered employment at a salary comparable to similarly situated employees of Purchaser, as determined by Purchaser. Each Prospective New Purchaser Employer who accepts the Purchaser's offer of employment (each, a "Continuing Employee") shall be eligible to participate in the Purchaser's benefit plans (such as medical benefits, bonuses, 401(k) and stock options) on the same basis as other individuals beginning employment with Purchaser as a newly-hired employee, provided that each Continuing Employee shall be given credit for his or her period of continuous service with the Seller prior to the Closing Date solely for the purpose of such individual's vacation accrual level under Purchaser's standard policy. Seller agrees to use its reasonable commercial efforts to retain the Prospective New Purchaser Employees, and shall notify Purchaser promptly if, notwithstanding the foregoing, any Prospective New Purchaser Employee submits a resignation to terminate employment or terminates employment prior to the Closing Date. For each Prospective New Purchaser Employee who declines Purchaser's offer of employment prior to the Closing Date (a "Declining Employee"), Purchaser may make an offer of employment to any additional employee of Seller not listed as a Prospective New Purchaser Employee, excluding those employees who work in the Libra Business or for Libra Networks, (each, a "Substitute Prospective New Purchaser Employee"). Purchaser's offer of employment to each Substitute Prospective New Purchaser Employee shall be subject to the consent of Seller, such consent not to be unreasonably withheld. In the event that a Substitute Prospective New Purchaser Employee accepts Purchaser's offer of employment, such Substitute Prospective New Purchaser Employee's acceptance shall be deemed an acceptance of employment by a Prospective New Purchaser Employee for the purposes of Section 9.3(l) and the Declining Employee shall be excluded from any calculation required under Section 9.3(l).

        8.4 Further Assurances. Prior to and following the Closing, each party to this Agreement agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement.

        8.5 Non-Competition and Non-Solicitation. The Seller hereby covenants and agrees that, until two (2) years from the Closing Date (the "Restricted Period"), Seller shall not compete with Purchaser or its Affiliates in the Business. The Seller hereby covenants and agrees that, until the end of the Restricted Period, Seller will not, directly or indirectly, take any of the following actions with respect to the Business: (a) solicit or divert any business or clients or customers made known to it by Purchaser or its Affiliates away from Purchaser or its Affiliates; (b) induce customers, clients, suppliers, agents or other persons under contract or otherwise associated or doing business with Purchaser or its Affiliates to reduce or alter any such association or business with Purchaser or its Affiliates; and/or (c) knowingly solicit any person in the employment of Purchaser or its Affiliates to (i) terminate such employment and/or (ii) accept employment, or enter into any consulting arrangement, with any person or entity other than Purchaser and/or its controlled affiliates; provided, however, that nothing in this Section 8.5 shall prohibit Seller from hiring employees of Purchaser who independently initiate contact with, or solicit employment from, Seller.

        8.6 Taxes.

               (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Assets in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Assets in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

               (b) Notwithstanding Section 8.6(a), any sales tax, use tax, gross receipts tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Assets shall be paid by Seller. Purchaser and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from or otherwise reduce), or make a report with respect to, such Taxes.

               (c) Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of Section 8.6(a). Within a reasonable time prior to the payment of any said Tax the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

        8.7 Transition Services Agreement. At or prior to the Closing, the parties shall enter into a transition services agreement in substantially the form attached hereto as Exhibit A (the "Transition Services Agreement").

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

        9.1 Conditions to Each Party's Obligations. The respective obligations of each party to this Agreement to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) No Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Transaction or the consummation of any other transaction contemplated herein. There shall not be any Law or Decree enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

               (b) Permits, Authorizations and Approvals. All permits, authorizations, approvals, consents, filings and orders required to be obtained or made under all applicable Laws or Decrees in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law, shall have been obtained or made, as applicable, and shall be in full force and effect at the Closing Date.

               (c) No Litigation. There shall not be pending or threatened any Proceeding (i) in which a Governmental Entity is or is threatened to become a party and neither Purchaser nor Seller shall have received any communication from any Governmental Entity in which (A) an injunction is or may be sought against the transactions contemplated herein or (B) relief is or may be sought against any party hereto as a result of this Agreement and in which such Proceeding, if successful, would have a Material Adverse Effect upon such party, or (ii) in which a Person (other than a Governmental Entity) is or is threatened to become a party in which there is a reasonable possibility of an outcome that would result in material Losses upon either party or other relief that would have a Material Adverse Effect.

               (d) Shareholder Approval. The Requisite Seller Shareholder Vote shall have been obtained.

        9.2 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

               (a) Representations and Warranties. All representations and warranties of Purchaser set forth in Article V hereof that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Purchaser set forth in Article V hereof shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof, with the same force and effect as if such representations and warranties had been made at the Closing, and

Purchaser shall have delivered to Seller a certificate (the "Purchaser Compliance Certificate") to such effect dated as of the Closing Date and signed by the President of Purchaser, respectively.

               (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser, at or prior to the Closing shall have been duly complied with and performed in all material respects, and Purchaser shall have delivered to Seller the Purchaser Compliance Certificate to such effect.

               (c) Initial Purchase Price. Purchaser shall have delivered the Initial Purchase Price in accordance with Section 2.6 hereof.

               (d) Transition Services Agreement. Purchaser shall have executed and delivered to Seller the Transition Services Agreement.

               (e) Opinion of Financial Advisor. Seller shall have received the opinion of Needham & Co., Inc. to the effect that, as of September 2, 2002, the Transaction is fair from a financial point of view to Seller.

               (f) Conveyance Documents. Purchaser shall have executed and delivered the applicable Conveyance Documents which require the accession or acknowledgment of Purchaser to be effective.

               (g) Secretary's Certificate. Purchaser shall have delivered a certificate, signed by the Secretary of Purchaser certifying as to and accuracy of, and attaching copies of, Purchaser's charter documents and all board of directors resolutions adopted in connection with the Transaction.

        9.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

               (a) Representations and Warranties. All representations and warranties of Seller set forth in Article IV hereof that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in Article IV hereof shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof, with the same force and effect as if such representations and warranties had been made at the Closing, and Seller shall have delivered to Purchaser a certificate (the "Seller Compliance Certificate") to such effect dated as of the Closing Date and signed by the President of Seller.

               (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed in all material respects, and Seller shall have delivered to Purchaser the Seller Compliance Certificate to such effect.

               (c) Material Adverse Change. There shall have been no Material Adverse Change relating to the Assumed Liabilities, the Assets or the Business.

               (d) Transition Services Agreement. Seller shall have executed and delivered to Purchaser the Transition Services Agreement.

               (e) Conveyance Documents. Seller shall have delivered to Purchaser a bill of sale, intellectual property assignments, assignments and assumptions of contracts and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to counsel to Purchaser as shall be legally sufficient to vest in Purchaser good title to the Assets (including the Assumed Contracts and Transferred Intellectual Property) (collectively, the "Conveyance Documents").

               (f) Secretary's Certificate. Seller shall have delivered a certificate, signed by the Secretary of Seller, certifying as to the truth and accuracy of, and attaching copies of, Seller's charter documents and board of directors and shareholder resolutions adopted in connection with the Transaction.

               (g) Notification of Termination of Distribution Agreements. Seller shall have delivered, to the reasonable satisfaction of Purchaser, written evidence of notification of termination of all distribution agreements and sales representative agreements relating to the Business (other than those which are Assumed Contracts) in accordance with their respective terms, with such termination to be effective within the minimum notice period required pursuant to such agreements.

               (h) Required Consents. Seller shall have delivered, to the reasonable satisfaction of Purchaser, written evidence of the consents of third parties to assignment of those Contracts listed on Schedule 9.3(h), together with the documents and information specified on Schedule 9.3(h).

               (i) Tax Affidavit. Seller shall have delivered a signed affidavit stating, under penalty of perjury, (1) Seller's United States taxpayer identification number, and (2) that Seller is not a foreign person pursuant to
Section 1445(b)(2) of the Code.

               (j) Opinion of Counsel. Purchaser shall have received from counsel to Seller an opinion letter substantially in form and substance as set forth in Exhibit B attached hereto, with qualifications and assumptions reasonably satisfactory to Purchaser, addressed to Purchaser, and dated as of the Closing Date.

               (k) Key Employees. The Key Employees shall have accepted employment offers from, and shall not have expressed an intention to terminate their employment with, Purchaser.

               (l) Prospective New Purchaser Employees. At least fifty percent (50%) percent of the Prospective New Purchaser Employees shall have accepted employment offers from, and shall not have expressed an intention to terminate their employment with, Purchaser.

               (m) Condition of Transferred Inventory. At least ninety-five percent (95%) of the Transferred Inventory shall have satisfied the Quality Standards described in Section 6.9.

                                    ARTICLE X
                              POST-CLOSING MATTERS

        10.1 Further Assurances of Seller. Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to the Conveyance Documents, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date. Seller shall use its reasonable commercial efforts to obtain for Purchaser any and all consents of third parties which Seller has not obtained as of the Closing Date.

Seller shall promptly deliver to Purchaser any notices or communications received by Seller from the various patent offices before which patents that are Assets are pending or were issued.

        10.2 Further Assurances of Purchaser. Purchaser shall, from time to time at the request of Seller, and without further consideration, execute and deliver such instruments of assumption, and take such other action, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities.

        10.3 License Grant. Notwithstanding anything to the contrary herein, Seller hereby grants to Purchaser a royalty-free, fully-paid, worldwide, transferable license to use, and sublicense to its Affiliates, contractors, and agents (including, without limitation, distributors, resellers and marketing agents), for use, the Trademarks of Seller for the limited purpose of marketing, distributing and selling the Transferred Inventory, effective only from and after Closing and until such time as all Transferred Inventory has been sold or otherwise disposed of by Purchaser (or its Affiliates) to unaffiliated third parties.

        10.4 Certain Documentation and Information. On or before the fifth (5th) business day following the Closing, Seller shall deliver to Purchaser the Business Records, including, without limitation, the documents described in the last sentence of Section 4.18. On or before the ninetieth (90th) day following the Closing, Seller shall deliver to Purchaser all original customer purchase orders related to the warranty, repair, support and code test installation obligations assumed by Purchaser under Section 2.4(a). Prior to the delivery of such customer purchase orders, Seller shall, at its own cost and promptly upon the reasonable request of Purchaser, deliver copies of any such customer purchase orders.

                                   ARTICLE XI
                                 INDEMNIFICATION

        11.1 Survival of Representations and Warranties.

               (a) The representations and warranties made by Seller or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to closing and shall survive the Closing and continue in full force and until 5:00 p.m. Pacific Time on the 365th day after the Closing Date (the "Indemnification Period"); provided, however, that the representations set forth in Sections 4.4 (Title to Assets), 4.5 (Compliance with Laws) and 4.13 (Taxes) shall survive until the expiration of the statute of limitations applicable to claims with respect to matters covered thereby; provided, further, that, notwithstanding the foregoing, the representations set forth in Section
4.13 (Taxes) shall survive until the date that is sixty (60) days after such expiration, including any and all waivers and extensions thereof.

               (b) The obligations of Seller to indemnify Purchaser Indemnitees for any indemnifiable Losses is subject to the condition that Seller shall have received a Claim Notice for all Purchaser Indemnifiable Losses for which indemnity is sought prior to the expiration of the Indemnification Period. For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if a Purchaser Indemnitee, acting in good faith, delivers to Seller a written notice stating that such Purchaser Indemnitee believes that there is or has been a possible breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Purchaser Indemnitee's belief that there is or has been such a possible breach and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a result of such possible breach.

        11.2 Indemnification by Seller.

               (a) Subject to the terms and conditions of this Article XI, Seller agrees to indemnify, defend and hold harmless Purchaser Indemnitees from, against, and shall compensate and reimburse each Purchaser Indemnitee for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Purchaser Indemnitee by reason of, resulting from, based upon or arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Seller contained in or made pursuant to this Agreement, any Ancillary Agreement or any certificate, schedule or exhibit delivered by Seller in connection with this Agreement or any Ancillary Agreement, (ii) the breach of any covenant or obligation of Seller set forth in this Agreement or any Ancillary Agreement,
(iii) any Liability of Seller other than the Assumed Liabilities, (iv) any matter identified or referred to in Schedule 11.2, (v) any Liability to which Purchaser Indemnitees may become subject and that arises from or relates to the failure to comply with any bulk transfer law or similar Laws in connection with the Transaction, or (vi) any Proceeding relating to any breach, alleged breach, Liability or matter of the type referred to above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Article XI) (collectively, "Purchaser Indemnifiable Losses").

               (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Purchaser Indemnifiable Losses shall be made under this
Article XI: (i) unless Seller receives a Claim Notice during the Indemnification Period, (ii) unless the aggregate of Purchaser Indemnifiable Losses shall exceed $50,000 (at which point Seller shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (iii) for any Losses to the extent that the Purchaser Indemnitees have received payments in respect of claims made under this Article XI in excess of $3,300,000 in the aggregate, (iv) to the extent the Purchaser had a reasonable opportunity, but failed, in good faith to mitigate the Losses, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, or (v) with respect to any Losses suffered, incurred or sustained by any Purchaser Indemnitee or to which any of them becomes subject to the extent such Losses arise from or were directly caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing. The Purchaser Indemnitees' sole and exclusive remedy against Seller for Losses shall be indemnification under this Article XI; provided, however, that nothing contained in this Section 11.2(b) shall limit any remedy at law or equity to which Purchaser may be entitled against Seller for fraud or intentional misrepresentation.

        11.3 Indemnification by Purchaser.

               (a) Subject to the terms and conditions of this Article XI, Purchaser agrees to indemnify, defend and hold harmless Seller Indemnitees from, against, and shall compensate and reimburse each Seller Indemnitee for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Seller Indemnitee by reason of, resulting from, based upon, arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Ancillary Agreement or any certificate, schedule or exhibit delivered by Purchaser in connection with this Agreement or any Ancillary Agreement, (ii) the breach of any covenant or obligation of Purchaser set forth in this Agreement or any Ancillary Agreement,
(iii) any Liability of Purchaser other than the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, Liability or matter of the type referred to above (including any Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this Article XI) (collectively, "Seller Indemnifiable Losses"):

               (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Seller Indemnifiable Losses shall be made under this
Article XI: (i) unless the aggregate of Seller

Indemnifiable Losses shall exceed $50,000 (at which point Purchaser shall become liable for the aggregate Losses, and not just amounts in excess of $50,000),
(ii) to the extent the Seller had a reasonable opportunity, but failed, in good faith to mitigate the Losses, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, (iii) for any Losses to the extent that the Seller Indemnitees have received payments in respect of claims made under this Article XI in excess of $3,300,000 in the aggregate, or (iv) with respect to any Losses suffered, incurred or sustained by any Seller Indemnitee or to which any of them becomes subject to the extent such Losses arise from or were directly caused by actions taken or failed to be taken by Seller after the Closing. The Seller Indemnitees' sole and exclusive remedy against Purchaser for Losses shall be indemnification under this Article XI; provided, however, that nothing contained in this Section 11.3(b) shall limit any remedy at law or equity to which Seller may be entitled against Purchaser for fraud or intentional misrepresentation

        11.4 Third-Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against a Purchaser Indemnitee or Seller Indemnitee which, if prosecuted successfully, would be a matter for which Purchaser Indemnitee or Seller Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

               (a) The Person claiming indemnification under this Agreement (the "Indemnified Person") shall give the indemnifying party (the "Indemnifying Party") written notice of any such Third Party Claim promptly after receipt by such Indemnified Person of notice thereof. Any delay in giving notice hereunder which does not materially prejudice the Indemnifying Party shall not affect the Indemnified Person's rights to indemnification hereunder. The Indemnifying Party may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing, or (ii) decline to assume control of but participate in the defense thereof. If the Indemnifying Party assumes control of the defense thereof, (i) such Indemnifying Party will be precluded from disputing its obligations under this Agreement to indemnify the Indemnified Party and (ii) the Indemnified Person may participate in the defense through its own counsel at its own expense. If the Indemnifying Party declines to control but elects to participate in the defense thereof, the Indemnified Person may control the defense and have its expenses promptly reimbursed by the Indemnifying Party.

               (b) Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

               (c) Unless an Indemnifying Party has failed to fulfill its obligations under this Article XI, no settlement by an Indemnified Person of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by Section 11.4(a), the Indemnifying Party may settle such Third Party Claim so long as terms includes full release of all claims against the Indemnified Person.

        11.5 Limitations.

               (a) The initial source for the Purchaser Indemnitees to collect any Losses for which they may be entitled to indemnification under this Article XI shall be to set off and retain such Losses against and from the Holdback Amount. To the extent that the Losses for which the Purchaser Indemnitees may seek indemnity under this Article XI are not set off against the Holdback Amount pursuant to the preceding sentence, the Purchaser Indemnitees shall have the right to recover such remaining Losses from Seller in accordance with the rights and remedies otherwise provided in this Agreement and/or available under applicable law.

               (b) Nothing in this Agreement shall limit the Liability of any Person to any other party for fraud or willful misconduct.

               (c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, COLLATERAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

        11.6 Distribution of Holdback Amount. On the first business day following the expiration of the Indemnification Period, the Holdback Amount, less (a) any amounts which as of such date have been (i) applied to the resolution of any matter referenced in any Claim Notice or (ii) set-off pursuant to Schedule 2.6, less (b) any amounts which as of such date are subject to any pending Claim Notice, shall be due and payable to Seller. On such date, Purchaser shall deliver such portion of the Holdback Amount by wire transfer of immediately available funds to an account designated in writing by Seller. Upon resolution of any matter referenced in any Claim Notice, Purchaser shall deliver the applicable remaining portion of the Holdback Amount (reduced by any amounts which have been applied to the resolution of any matter referenced in any Claim Notice), if any, to Seller. No interest shall be paid or accrue on the Holdback Amount or any portion thereof payable to Seller pursuant to this Section 11.6.

                                   ARTICLE XII
                            TERMINATION OF AGREEMENT

        12.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after approval of this Agreement by Seller's shareholders):

               (a) by mutual written consent of Purchaser and Seller;

               (b) by either Purchaser or Seller if the Closing shall not have occurred by November 30, 2002 or, in the event of a review of the Proxy Statement by the SEC, December 31, 2002 (unless the failure to consummate the Transaction is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);

               (c) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

               (d) by either Purchaser or Seller if (i) the Seller Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Seller's shareholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting by the Required Seller Shareholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 12.1(d) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Closing;

               (e) by Purchaser (at any time prior to the adoption of this Agreement by the Required Seller Shareholder Vote) if a Seller Triggering Event shall have occurred;

               (f) by Purchaser if (i) any of Seller's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.3(a) would not be satisfied, or (ii) any of Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.3(b) would not be satisfied; provided, however, that Purchaser may only terminate this Agreement pursuant to this Section 12.1(f) if such inaccuracy or breach shall not have been cured within thirty (30) days after receipt by Seller of written notice of such inaccuracy or breach; or

               (g) by Seller if (i) any of Purchaser's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.2(a) would not be satisfied, or (ii) if any of Purchaser's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 9.2(b) would not be satisfied; provided, however, that Seller may only terminate this Agreement pursuant to this Section 12.1(g) if such inaccuracy or breach shall not have been cured within thirty (30) days after receipt by Purchaser of written notice of such inaccuracy or breach.

        12.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect; provided, however, that (a) the provisions of Section 8.1 (Confidentiality), this Section 12.2, Section 12.3 (Expenses; Termination Fees), and Article XIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

        12.3 Expenses; Termination Fees.

               (a) Except as set forth in this Section 12.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), whether or not the Transaction is consummated; provided, however, that in the event that the Agreement is terminated pursuant to Section 12.1(d) and, at or prior to the Seller Shareholders' Meeting, a Superior Proposal shall not have been disclosed, announced, commenced, submitted or made to the board of directors of Seller, then promptly following such termination, Seller shall reimburse Purchaser, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, for the reasonable fees and expenses incurred by Purchaser in connection with the Agreement and the transactions contemplated hereby, up to an aggregate of $75,000.

               (b) If this Agreement is terminated by (i) either party pursuant to Section 12.1(d) and at or prior to the Seller Shareholders' Meeting, a Superior Proposal shall have been disclosed, announced, commenced, submitted or made to the board of directors of Seller, and is still pending and not withdrawn at the time of the Seller Shareholders' Meeting, or (ii) by Purchaser pursuant to Section 12.1(e), then, promptly following such termination, Seller shall pay to Purchaser, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, an amount of $99,000.

                                  ARTICLE XIII
                                     GENERAL

        13.1 Governing Law and Jurisdiction. The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Washington or, in the case of disputes involving Intellectual Property covered by this Agreement, applicable U.S. law, state law or other law governing such Intellectual Property, without giving effect to any conflict of laws principle to the contrary. Subject to Section 13.2, the parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in Cook County, Illinois, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Illinois is not the proper venue. Subject to Section 13.2, the parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of Illinois.

        13.2 Amicable Resolution. The parties mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with the respective rights and obligations under this Agreement. To the extent that any misunderstanding or dispute which arises after the Closing Date cannot be resolved in a friendly manner (other than misunderstandings or disputes involving Intellectual Property covered by this Agreement), the dispute will be mediated by a mutually-acceptable mediator to be chosen by the parties within 45 days after written notice by one party to the other demanding mediation. Neither party may unreasonably withhold consent to the selection of the mediator; however, by mutual agreement, the parties may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to utilize some other form of alternative dispute resolution in lieu of mediation, including by way of example and without limitation, neutral fact-finding or a mini-trial. Any dispute that the parties cannot resolve through negotiation, mediation or other form of alternative dispute resolution within six (6) months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution pursuant to Section
13.1. The use of any alternative dispute resolution procedures will not be construed under the doctrine of laches, estoppel or waiver to adversely affect the rights of either party. Nothing in this Section 13.2 shall prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (b) interim relief from a court is necessary to prevent serious and irreparable injury to one party or the other.

        13.3 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        13.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

        13.5 Entire Agreement. This Agreement, the Ancillary Documents, and each exhibit, schedule, certificate appended hereto and thereto or referenced herein or therein, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

        13.6 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        13.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

        13.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        13.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

        Seller:                     Applied Microsystems Corporation
                                    5020 148th Avenue N.E.
                                    Redmond, WA 98052-5172
                                    Attn:  Stephen J. Verleye
                                    Facsimile:  (425) 869-0189

        with a required copy to:    Gray Cary Ware & Freidenrich LLP
                                    701 Fifth Avenue, Suite 7000
                                    Seattle, WA 98104-7044
                                    Attention:  John M. Steel, Esq.
                                    Facsimile:  (206) 839-4801

        Purchaser:                  Metrowerks Corporation
                                    9801 Metric Boulevard
                                    Austin, TX 78758
                                    Attention:  Chief Executive Officer
                                    Facsimile:  (512) 997-4901

        with a required copy to:    Law Department
                                    Motorola, Inc.
                                    1303 East Algonquin Road
                                    Schaumburg, IL 90196
                                    Attn:  General Counsel
                                    Facsimile:  (847) 576-3750

        Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 13.9.

        13.10 Construction and Interpretation of Agreement.

               (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.

               (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

               (c) As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity. Whenever the term "enforceable in accordance with its terms" or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

        13.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

        13.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


PURCHASER:

METROWERKS CORPORATION,
a Texas corporation


By: /s/ Jim Welch
   -----------------------------------------
Title: President and CEO
      --------------------------------------


SELLER:

APPLIED MICROSYSTEMS CORPORATION,
a Washington corporation


By: /s/ Stephen J. Verleye
   -----------------------------------------
Title: President and CEO
      --------------------------------------

                               INDEX OF SCHEDULES

 Schedule No.                    Title
 ------------                    -----
Schedule 1.8              Assumed Contracts
Schedule 1.24             Excluded Assets
Schedule 1.35             Key Employees
Schedule 1.44             Miscellaneous Assets
Schedule 1.48             Permitted Encumbrances
Schedule 1.50             Prospective New Purchaser Employees
Schedule 1.76             Tangible Assets
Schedule 1.85             Transferred Inventory
Schedule 2.4              Certain Assumed Liabilities
Schedule IV               Seller Disclosure Schedule
Schedule V                Purchaser's Disclosure Schedule
Schedule 9.3(h)           Required Consents
Schedule 11.2             Certain Purchaser Indemnifiable Losses


                                INDEX OF EXHIBITS

 Exhibit                         Title
 -------                         -----
Exhibit A                 Form of Transition Services Agreement
Exhibit B                 Opinion of Seller's Counsel

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----

ARTICLE I:     DEFINITIONS................................................................    1
        1.1    "Acquisition"..............................................................    1
        1.2    "Acquisition Proposal".....................................................    2
        1.3    "Affiliate"................................................................    2
        1.4    "Agreement"................................................................    2
        1.5    "Allocation Schedule"......................................................    2
        1.6    "Ancillary Agreements".....................................................    2
        1.7    "Assets"...................................................................    2
        1.8    "Assumed Contracts"........................................................    2
        1.9    "Assumed Liabilities"......................................................    2
        1.10   "Business".................................................................    2
        1.11   "Business Records".........................................................    2
        1.12   "Claim Notice".............................................................    2
        1.13   "Closing"..................................................................    2
        1.14   "Closing Date".............................................................    2
        1.15   "Code".....................................................................    2
        1.16   "Confidentiality Agreement"................................................    2
        1.17   "Continuing Employee"......................................................    2
        1.18   "Contracts"................................................................    2
        1.19   "Conveyance Documents".....................................................    3
        1.20   "Copyrights"...............................................................    3
        1.21   "Declining Employee".......................................................    3
        1.22   "Encumbrances".............................................................    3
        1.23   "Exchange Act".............................................................    3
        1.24   "Excluded Assets"..........................................................    3
        1.25   "Excluded Liabilities".....................................................    3
        1.26   "Governmental Entity"......................................................    3
        1.27   "Holdback Amount"..........................................................    3
        1.28   "Indemnification Period"...................................................    3
        1.29   "Indemnified Person".......................................................    3
        1.30   "Indemnifying Party".......................................................    3
        1.31   "Initial Purchase Price"...................................................    3
        1.32   "Intangibles"..............................................................    3
        1.33   "Intellectual Property"....................................................    3
        1.34   "Issued Patents"...........................................................    3
        1.35   "Key Employees"............................................................    3
        1.36   "Knowledge"................................................................    3
        1.37   "Laws or Decrees"..........................................................    3
        1.38   "Liability"................................................................    4
        1.39   "Libra Business"...........................................................    4
        1.40   "Libra Networks"...........................................................    4
        1.41   "Losses"...................................................................    4
        1.42   "Material Adverse Change"..................................................    4
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
        1.43   "Material Adverse Effect"..................................................    4
        1.44   "Miscellaneous Assets".....................................................    4
        1.45   "Patents"..................................................................    4
        1.46   "Patent Applications"......................................................    4
        1.47   "Permits"..................................................................    4
        1.48   "Permitted Encumbrances"...................................................    4
        1.49   "Person"...................................................................    5
        1.50   "Prospective New Purchaser Employees"......................................    5
        1.51   "Proceeding"...............................................................    5
        1.52   "Proxy Statement"..........................................................    5
        1.53   "Purchase Price"...........................................................    5
        1.54   "Purchaser"................................................................    5
        1.55   "Purchaser Compliance Certificate".........................................    5
        1.56   "Purchaser Indemnifiable Losses"...........................................    5
        1.57   "Purchaser Indemnitees"....................................................    5
        1.58   "Quality Standards"........................................................    5
        1.59   "Related Party"............................................................    5
        1.60   "Required Seller Shareholder Vote".........................................    5
        1.61   "Restricted Period"........................................................    5
        1.62   "SEC"......................................................................    5
        1.63   "Securities Act"...........................................................    5
        1.64   "Seller"...................................................................    5
        1.65   "Seller Board Recommendation"..............................................    5
        1.66   "Seller Compliance Certificate"............................................    5
        1.67   "Seller Financial Statements"..............................................    5
        1.68   "Seller Indemnifiable Losses"..............................................    5
        1.69   "Seller Indemnitees".......................................................    6
        1.70   "Seller SEC Documents".....................................................    6
        1.71   "Seller Representative"....................................................    6
        1.72   "Seller Shareholders' Meeting".............................................    6
        1.73   "Seller Triggering Event"..................................................    6
        1.74   "Substitute Prospective New Purchaser Employee"............................    6
        1.75   "Superior Proposal"........................................................    6
        1.76   "Tangible Assets"..........................................................    6
        1.77   "Tax"......................................................................    6
        1.78   "Tax Return"...............................................................    6
        1.79   "Third Party Claim"........................................................    6
        1.80   "Third Party Proprietary Assets"...........................................    6
        1.81   "Trademarks"...............................................................    6
        1.82   "Trade Secrets"............................................................    6
        1.83   "Transaction"..............................................................    6
        1.84   "Transferred Intellectual Property"........................................    7
        1.85   "Transferred Inventory"....................................................    7
        1.86   "Transition Services Agreement"............................................    7

ARTICLE II:    PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.....................    7
        2.1    Purchase and Sale of Assets; Assumption of Assumed Liabilities.............    7
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
        2.2    Assets.....................................................................    7
        2.3    Excluded Assets............................................................    8
        2.4    Assumption of Liabilities..................................................    8
        2.5    Liabilities Not Assumed....................................................    8
        2.6    Purchase Price.............................................................    8
        2.7    Allocation.................................................................    9
        2.8    Assignment of Seller's Contracts...........................................    9

ARTICLE III:   THE CLOSING................................................................    9

ARTICLE IV:    REPRESENTATIONS AND WARRANTIES OF SELLER...................................    9
        4.1    Organization...............................................................   10
        4.2    Authorization..............................................................   10
        4.3    No Conflicts; Consents.....................................................   10
        4.4    Title to Assets; Sufficiency and Condition of Assets.......................   10
        4.5    Compliance with Laws.......................................................   11
        4.6    SEC Reports; Seller Financial Statements...................................   11
        4.7    Absence of Certain Changes or Events.......................................   11
        4.8    Intellectual Property......................................................   12
        4.9    Contracts and Arrangements.................................................   14
        4.10   Brokers....................................................................   15
        4.11   Litigation.................................................................   15
        4.12   Insurance..................................................................   15
        4.13   Taxes......................................................................   15
        4.14   Employee Matters...........................................................   16
        4.15   Compliance with the Foreign Corrupt Practices Act..........................   16
        4.16   Ability to Pay Debts.......................................................   17
        4.17   Related Party Transactions.................................................   17
        4.18   Accuracy of Material Facts; Copies of Materials............................   17

ARTICLE V:     REPRESENTATIONS AND WARRANTIES OF PURCHASER................................   18
        5.1    Organization and Good Standing.............................................   18
        5.2    Power, Authorization and Validity..........................................   18
        5.3    No Conflict; Consents......................................................   18
        5.4    Litigation.................................................................   18
        5.5    Brokers....................................................................   18
        5.6    Purchase Price.............................................................   18
        5.7    Accuracy of Material Facts.................................................   19

ARTICLE VI:    PRE-CLOSING COVENANTS OF SELLER............................................   19
        6.1    Conduct of Business........................................................   19
        6.2    Access to Information......................................................   20
        6.3    Obtaining Necessary Consents and Addition of Purchaser as Party to Certain
               Contracts..................................................................   20
        6.4    Satisfaction of Conditions Precedent.......................................   20
        6.5    No Solicitation............................................................   20
        6.6    Proxy Statement............................................................   21
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
        6.7    Shareholders' Meeting......................................................   22
        6.8    Advise of Changes..........................................................   22
        6.9    Transferred Inventory......................................................   22

ARTICLE VII:   PRE-CLOSING COVENANTS OF PURCHASER.........................................   22
        7.1    Advise of Changes..........................................................   22
        7.2    Satisfaction of Conditions Precedent.......................................   23

ARTICLE VIII:  MUTUAL COVENANTS...........................................................   23
        8.1    Confidentiality and Publicity..............................................   23
        8.2    Regulatory Filings; Consents; Reasonable Efforts...........................   23
        8.3    Employment Matters.........................................................   23
        8.4    Further Assurances.........................................................   24
        8.5    Non-Competition and Non-Solicitation.......................................   24
        8.6    Taxes......................................................................   24
        8.7    Transition Services Agreement..............................................   25

ARTICLE IX:    CONDITIONS TO CLOSING......................................................   25
        9.1    Conditions to Each Party's Obligations.....................................   25
        9.2    Conditions to Obligations of Seller........................................   25
        9.3    Conditions to Obligations of Purchaser.....................................   26

ARTICLE X:     POST-CLOSING MATTERS.......................................................   27
        10.1   Further Assurances of Seller...............................................   27
        10.2   Further Assurances of Purchaser............................................   28
        10.3   License Grant..............................................................   28
        10.4   Certain Documentation and Information......................................   28

ARTICLE XI:    INDEMNIFICATION............................................................   28
        11.1   Survival of Representations and Warranties.................................   28
        11.2   Indemnification by Seller..................................................   29
        11.3   Indemnification by Purchaser...............................................   29
        11.4   Third-Party Claims.........................................................   30
        11.5   Limitations................................................................   30
        11.6   Distribution of Holdback Amount............................................   31

ARTICLE XII:   TERMINATION OF AGREEMENT...................................................   31
        12.1   Termination................................................................   31
        12.2   Effect of Termination......................................................   32
        12.3   Expenses; Termination Fees.................................................   32

ARTICLE XIII:  GENERAL....................................................................   32
        13.1   Governing Law and Jurisdiction.............................................   33
        13.2   Amicable Resolution........................................................   33
        13.3   Assignment; Binding upon Successors and Assigns............................   33
        13.4   Severability...............................................................   33
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
        13.5   Entire Agreement...........................................................   33
        13.6   Counterparts...............................................................   34
        13.7   Other Remedies.............................................................   34
        13.8   Amendment and Waivers......................................................   34
        13.9   Notices....................................................................   34
        13.10  Construction and Interpretation of Agreement...............................   34
        13.11  No Joint Venture...........................................................   35
        13.12  Absence of Third Party Beneficiary Rights..................................   35
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